                            SCHEDULE 14A INFORMATION
                                  (RULE 14-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (Amendment No.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/X/ Preliminary Proxy Statement                  / / Confidential, for Use of
                                                     the Commission Only(as
/ / Definitive Proxy Statement                       permitted by Rule
/ / Definitive Additional Materials                  14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                              VLSI TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    /X/ No fee required.
    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------
    / / Fee paid previously with preliminary materials.

        ------------------------------------------------------------------------
    / / Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                PRELIMINARY COPY
                   SUBJECT TO COMPLETION, DATED MARCH __, 1999

                              VLSI TECHNOLOGY, INC.
                                1151 MCKAY DRIVE
                           SAN JOSE, CALIFORNIA 95131

                          CONSENT REVOCATION STATEMENT
               BY THE BOARD OF DIRECTORS OF VLSI TECHNOLOGY, INC.
                  IN OPPOSITION TO THE SOLICITATION OF CONSENTS
        BY KPE ACQUISITION INC. AND KONINKLIJKE PHILIPS ELECTRONICS N.V.

                               _____________, 1999

         The Board of Directors (the "Board") of VLSI Technology, Inc., a Delaware corporation ("VLSI" or the "Company"), is furnishing this Consent Revocation Statement and the accompanying BLUE Consent Revocation Card to the holders of the outstanding shares of VLSI's common stock, par value $.01 per share (the "Common Stock"), in opposition to the solicitation by Koninklijke Philips Electronics N.V. and its indirectly wholly owned subsidiary KPE Acquisition Inc. (together, "Philips") of written consents from the stockholders of VLSI.

         On March 12, 1999, Philips began a consent solicitation to remove your duly elected directors and replace them with two hand-picked nominees of Philips. Both of the Philips nominees are employees of companies owned and controlled by Philips. The action by Philips follows the unsolicited cash tender offer commenced by Philips on March 5, 1999 to purchase all outstanding shares of Common Stock, including the associated rights, at a price of $17.00 per share (the "Philips Offer"). THE BOARD IS ASKING YOU TO JOIN IT IN OPPOSING PHILIPS' ATTEMPT TO GAIN CONTROL OF YOUR BOARD.

                  Rather than give your Board the time necessary to evaluate the Philips Offer, we believe that Philips, by soliciting consents, is attempting to pressure the Board into a quick decision that has the potential to disadvantage VLSI stockholders. While we have an open mind concerning the Philips Offer, we believe that persons who are employees of Philips' subsidiaries and who have been nominated by Philips to serve as VLSI directors will have numerous conflicts of interest. We are therefore asking you to reject the Philips solicitation and give your Board enough time to evaluate and respond to the Philips Offer. Your Board believes that your interests will be best served if the Company's current directors - acting entirely independently of the interests of Philips - have the time to fully evaluate and respond to the Philips Offer. We will inform you of our recommendation with respect to the Philips Offer on March 18, 1999. We are also asking you to reject Philips' other proposals, which we believe have the same effect of pressuring your Board. CONSEQUENTLY, YOUR BOARD UNANIMOUSLY OPPOSES THE PHILIPS CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD SENT TO YOU BY PHILIPS.

     EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED PHILIPS' WHITE CONSENT CARD, YOU CAN CHANGE YOUR CONSENT. WE URGE YOU TO SIGN, DATE AND MAIL THE
ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR PROMPT ACTION IS IMPORTANT. PLEASE RETURN THE BLUE CONSENT REVOCATION CARD TODAY.

         This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about __________, 1999.

         If you have any questions about giving your revocation of consent or require assistance, please call:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                 BANKS AND BROKERS CALL COLLECT: (212) 929-5500
                    ALL OTHERS CALL TOLL-FREE: (800) 322-2885

           REASONS YOUR BOARD OPPOSES THE PHILIPS SOLICITATION

         Philips publicly proposed a business combination between Philips and VLSI on February 26, 1999. Only four business days later on March 5, 1999, Philips commenced an unsolicited cash tender offer, the Philips Offer. Only five business days after commencing that offer, Philips began to solicit consents to five proposals. The "Philips Proposals" are to: (1)
Remove each of the six current members of the Board and any other person or persons who may be members of the Board at the time the Philips Proposals become effective (other than the persons elected as a result of the adoption of Philips Proposal No. 4); (2) Amend Section 3.13 of the VLSI Bylaws to provide for the filling of vacancies resulting from the removal of directors pursuant to Section 3.13 by adding the following sentences to the end of
Section 3.13: "In the event that one or more directors are removed pursuant to this Section 3.13, the vacancy or vacancies created thereby may be filled by the stockholders acting at a meeting or by written consent. If less than all of the vacancies created following the removal of directors pursuant to this Section 3.13 are filled by action of the stockholders, a majority of the directors elected by the stockholders shall have the power to fill any remaining vacancy"; (3) Amend Section 3.2 of the Bylaws to fix the number of directors of VLSI at three, by replacing the phrase "shall consist of six (6) persons" with the phrase "shall consist of three (3) persons"; (4) Elect each of John T. Losier and Barry Singer as a member of the Board, to serve until the next annual meeting of stockholders and until his successor has been elected and qualified; and (5) Repeal each amendment of the Bylaws (whether effected by supplement to, deletion from or revision of the Bylaws) adopted subsequent to March 12, 1996 and at or prior to the time the Philips Proposals become effective (other than amendments made on March 7, 1999 and the amendments adopted as a result of the adoptions of Philips Proposal Nos. 2 and 3). Each of Philips Proposal Nos. 2-5 is conditioned upon the approval of Philips Proposal No. 1. Philips Proposal No. 1 is in turn conditioned upon at least one of the Philips nominees being elected as a member of the Board.

         The Board, with the assistance of its legal and financial advisors, is currently reviewing the Philips Offer and related matters. The Board intends to act in a manner consistent with its fiduciary duties and in the best interests of VLSI's stockholders. In accordance with the federal securities laws, the Board will make a recommendation with respect to the Philips Offer on March 18, 1999 and will inform stockholders as to its recommendation and its reasons for the recommendation.

         The Philips Proposal Nos. 1-4, taken together, are designed to enable Philips to take control of your Company's Board. Philips Proposal No. 5 is designed to nullify unspecified Bylaws which may be adopted by the Board in its efforts to act in and protect the interests of the Company. Your Board believes that the purpose of the Philips consent solicitation is to pressure your Board and limit its options and flexibility in fully evaluating and responding to the Philips Offer. Such pressure by Philips, we believe, has the potential to disadvantage VLSI stockholders. The Board recognizes that Philips' director nominees, if elected, would have certain obligations under Delaware law to VLSI. However, the Board believes that Philips' hand-picked nominees, both of whom are officers of companies owned and controlled by Philips, can be expected to have numerous conflicts of interest and to act in furtherance of the interests of Philips. Philips has no obligation to protect the interests of VLSI stockholders; its sole obligation is to the stockholders of Philips.

         While we have an open mind concerning the Philips Offer, we need sufficient time to fully evaluate the Philips Offer. We believe that this evaluation is best made by the current directors, not hand-picked nominees who are officers of companies owned by Philips. The Board is asking you, the stockholders of VLSI, for time to act in your interest to maximize the value of your investment.

         The Board believes that the interests of VLSI stockholders will be best served if the Company's current directors - acting entirely independently of the interests of Philips - have the time to fully evaluate the Philips Offer, make our recommendation to you, and implement the recommendation of the Board. The Board needs time to accomplish these goals on your behalf. The Board urges you to wait for its recommendation on March 18, 1999.

         THE BOARD UNANIMOUSLY OPPOSES THE PHILIPS CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD SENT TO YOU BY PHILIPS.
          ---

         EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED PHILIPS' WHITE CONSENT CARD, YOU CAN CHANGE YOUR CONSENT. WE URGE YOU TO SIGN, DATE AND MAIL THE
ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

         IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BROKER OR BANKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A BLUE CONSENT REVOCATION CARD ON YOUR BEHALF TODAY.

     IF YOU HAVE ANY QUESTIONS, PLEASE CALL MACKENZIE PARTNERS TOLL-FREE AT
(800) 322-2885. BANKS AND BROKERS SHOULD CALL COLLECT AT (212) 929-5500.

                             THE CONSENT PROCEDURE

         On March 7, 1999, the Board amended the Bylaws of the Company to adopt a record date procedure in connection with written consent solicitations. Under the new Bylaw, following a request for a record date in connection with a consent solicitation, the Board is required to fix a record date within ten days. The date fixed by the Board as the record date must be no later than ten days after the date on which the Board acts. On March 12, 1999, Philips requested that the Board set a record date with respect to its solicitation. On March __, 1999, the Board fixed _____ __, 1999 as the record date (the "Record Date") for determining stockholders entitled to grant or revoke their written consents with respect to the Philips Proposals. You are entitled to grant or revoke consents for all shares of Common Stock that you owned on the Record Date (even if you subsequently sold or transferred any of those shares). As of the Record Date, ____ shares of Common Stock were outstanding.

         Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The action is effective when the necessary number or written consents describing the action taken, dated and signed by approving holders, are delivered to the corporation's registered office in Delaware or principal place of business.

         The Company's certificate of incorporation does not prohibit stockholder action by written consent. The unrevoked consent of the holders of not less than (1) a majority of the outstanding shares of Common Stock entitled to vote on the Record Date must be obtained within the time limits specified herein to adopt the Philips Proposal Nos. 1-3 and 5 and (2) a plurality of the outstanding shares of Common Stock entitled to vote on the Record Date must be obtained within the time limits specified herein to adopt the Philips Proposal No. 4 relating to the election of its nominees. Because the effectiveness of each Philips Proposal (other than Philips Proposal No.
1) is conditioned upon approval of Philips Proposal No. 1, and because the minimum number of consents required to adopt and effect Philips Proposal No. 1 is the consent of the holders of a majority of the outstanding shares of Common Stock, the effectiveness of each and all of the Philips Proposals requires delivery to the Company within the time periods specified herein of properly executed and unrevoked written consents in favor of each of the Philips Proposals by the holders of at least a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date.

         VLSI's certificate of incorporation provides for cumulative voting in all elections of directors. Therefore, each stockholder is entitled to cast a total number of votes equal to the number of shares of Common Stock held by such stockholder on the Record Date multiplied by the number of directors to be elected, allocated among one or more nominees as desired by the stockholder. Because Philips has nominated two individuals for election as directors, a stockholder will have two votes for each share it owns. Under Delaware law, no written consent is effective to take the action referred to therein unless, within 60 days of the earliest dated consent delivered, written consents signed by a sufficient number of stockholders required to take such action are properly delivered to the corporation. Abstentions and broker non-votes will have the effect of a vote against the Philips Proposals.

         A stockholder may revoke any previously signed consent by signing, dating and returning a BLUE Consent Revocation Card. If no direction is made on the Consent Revocation Card with respect to one or more of the Philips Proposals, or if a stockholder marks either the "revoke consent" or "abstain" box on the Consent Revocation Card with respect to one or more of the Philips Proposals, all previously executed consents with respect to such Philips Proposals will be revoked. A consent may also be revoked by delivery of a written consent revocation to VLSI or Philips. SHAREHOLDERS ARE URGED, HOWEVER, TO DELIVER ALL CONSENT REVOCATIONS TO MACKENZIE PARTNERS, INC., THE FIRM ASSISTING VLSI IN THIS SOLICITATION, AT 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010. VLSI requests that if a consent revocation is instead delivered to Philips, a copy of the revocation also be delivered to VLSI, c/o MacKenzie Partners, at the address set forth above, so that VLSI will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to Philips a subsequently dated white consent card sent to you by Philips, or by delivery of a written revocation of such consent revocation to VLSI or Philips.

         If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to VLSI, c/o MacKenzie Partners, at the address set forth above so that VLSI will be aware of your instructions and can attempt to ensure such instructions are followed.

         YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO PHILIPS. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE REVOCATION CARD WITH RESPECT TO ONE OR MORE OF THE PHILIPS PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

         IF YOU DO NOT SUPPORT THE PHILIPS PROPOSALS AND HAVE NOT SIGNED A PHILIPS CONSENT, YOU MAY SHOW YOUR OPPOSITION TO THE PHILIPS PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE CONSENT REVOCATION CARD. THIS WILL BETTER ENABLE VLSI TO KEEP TRACK OF HOW MANY STOCKHOLDERS OPPOSE THE PHILIPS PROPOSALS.

         VLSI has retained MacKenzie Partners to assist in communicating with stockholders in connection with the Philips consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, MacKenzie Partners will be pleased to assist you. You may call MacKenzie Partners toll-free at (800) 322-2885. Banks and brokers should call collect at (212) 929-5500.

                             BOARD OF DIRECTORS

         The names of the current members of the VLSI Board, their ages as of March 8, 1999 and certain information about them are set forth below.

                                                                                                               DIRECTOR
             DIRECTORS                 AGE                         PRINCIPAL OCCUPATION                          SINCE
             ---------                 ---                         --------------------                        --------
Pierre S. Bonelli (1)(2)...........     59    Chief Executive Officer and Director, Sema Group, a software,      1983
                                              consulting and market research firm

Robert P. Dilworth  ...............     57    Senior Vice President of the Company                               1991

William G. Howard, Jr. (1)(2) .....     57    Independent Consulting Engineer                                    1996
                                              in microelectronics and technology-based
                                              business planning

Paul R. Low........................     66    President and Chief Executive Officer,                             1996
                                              P.R.L. Associates, a technology consulting company

Alfred J. Stein....................     66    Chairman of the Board and Chief Executive Officer of the           1982
                                              Company

Horace H. Tsiang...................     57    Chief Executive Officer, First International                       1992
                                              Computer, Inc., a computer manufacturing company


-------------------
(1)   Member of Audit Committee.
(2)   Member of Compensation Committee.

         Except as set forth below, each of the directors has been engaged in his principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

         Mr. Bonelli is also a director of Poliet S.A.

         Mr. Dilworth has been the Chairman of the Board of Metricom Inc. ("Metricom"), an electronic wireless data communications company, since July 1998. He held the position of Chief Executive Officer of Metricom from August 1987 to July 1998. In November 1998, the Board gave its approval for the Company to hire Mr. Dilworth as a Senior Vice President, at which time he resigned as a member of the Audit and Compensation Committees. He is currently working within the Company's Computer and Consumer Products Group and continues to serve as a member of the Board. He is also a director of Photonics Corporation, Cortelco Systems, Inc. and GraphOn Corporation.

         Dr. Howard has been an independent consulting engineer since 1989. He is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science. Dr. Howard is also a director of BEI Electronics, Inc., Credence Systems Corporation, Ramtron International Corporation and Xilinx, Inc. In addition, he serves as a director of Sandia Corporation, Thunderbird Technologies, Lockheed Martin Energy Research and Lockheed Martin Idaho Technologies (wholly owned subsidiaries of Lockheed Martin Corporation).

     Dr. Low has been Chief Executive Officer of P.R.L. Associates, a consulting firm, since July 1992. Dr. Low is also a director of Applied Materials, Inc., Integrated Packaging Assembly Corp., Network Computing Devices, Inc., Solectron Corporation, Veeco Instruments Inc., Xionics, NCD and Dym.

     Mr. Stein joined the Company in March 1982 as Chief Executive Officer and also served as President from January 1983 to August 1983 and from August 1993 to September 1996. Mr. Stein was initially appointed as Chairman of the Board and a director of the Company in April 1982, pursuant to an employment agreement with the Company. Under that agreement, the Company has agreed to use its best efforts while he is employed as Chief Executive Officer to cause the nomination of Mr. Stein to the Board, to recommend his election as a director and to continue his appointment as Chairman of the Board so long as he serves as a director. Mr. Stein is also a director of Applied Materials, Inc. and Tandy Corporation.


BOARD MEETINGS AND COMMITTEES

         The Board held seven meetings during the fiscal year ended December 25, 1998. During such year, each director attended at least 75% of all meetings held while such director served as a member of the Board and any committees upon which he served.

         The Board has a Compensation Committee and an Audit Committee (together, the "Committees"). The current members of the Committees are identified in the list of directors under "Board of Directors" above. On November 25, 1998, Mr. Dilworth resigned as a member of the Committees, at which time Dr. Howard was elected to serve on the Compensation Committee.

         The Compensation Committee is authorized to review and approve the Company's executive compensation policy and to administer the Company's employee stock option and stock purchase plans. The Compensation Committee held one meeting in fiscal 1998. The Compensation Committee consists solely of non-employee directors.

         The Audit Committee selects and recommends to the Board a firm of independent auditors (whose duty it is to audit the financial statements of the Company for the fiscal year with respect to which they are appointed) and monitors the effectiveness of the audit effort and the Company's internal financial and accounting controls and financial reporting. The Audit Committee held two meetings in fiscal 1998. The Audit Committee consists solely of non-employee directors.

         The Board performs the duties of a nominating committee.


DIRECTOR COMPENSATION

         Non-employee members of the Board ("Outside Directors") receive an annual retainer of $10,000, a fee of $2,000 per Board meeting attended and $500 per Committee meeting attended (if such meeting is not held within one day of a Board meeting). The Company also reimburses its directors for certain expenses incurred by them in their capacity as directors or in connection with attendance at Board or Committee meetings.

         In addition, Outside Directors participate in the 1986 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of non-statutory stock options to Outside Directors upon first joining the Board and on an annual basis thereafter in order to motivate them to continue to serve as directors. A total of 300,000 shares of the Common Stock is reserved for issuance during the current 10-year term of the Plan, which expires in August 2001. The exercise price of options granted under the Directors' Plan is the fair market value of the Common Stock on the date of the automatic grant, as determined in accordance with the Directors' Plan. Options granted under the Directors' Plan have a term of ten years.

         Each Outside Director who was serving as such on the date of adoption of the Directors' Plan received an automatic grant on such date of an option to purchase 20,000 shares of Common Stock (a "First Option"). A First Option becomes exercisable cumulatively with respect to 5,000 shares on the first day of each fiscal year following the date of grant for so long as the holder of the option is an Outside Director on such date. Each person who becomes an Outside Director subsequent to the date of adoption of the Directors' Plan receives an automatic grant of a First Option on the date of his or her initial appointment or election to the Board.

         After receiving a First Option, an Outside Director is automatically granted an additional option to purchase 5,000 shares under the Directors' Plan (a "Subsequent Option") on the first day of each fiscal year of the Company for so long as he or she remains an Outside Director. Each Subsequent Option becomes exercisable in full on the first day of the fourth fiscal year beginning after the date of grant of such option. The Directors' Plan provides for the grant of an immediately exercisable replenishment option (a "Replenishment Option") to purchase up to 20,000 shares to any Outside Director whose First Option expires unexercised. As of December 25, 1998, options to purchase 65,000 shares had been exercised under the Directors' Plan at a net realized value of $519,375, 160,000 shares were subject to outstanding options, and 75,000 shares remained available for future grant.

         During fiscal 1998, Subsequent Options to purchase 5,000 shares at an exercise price of $21.625 per share were granted to each of directors Bonelli, Dilworth, Howard, Low and Tsiang. Mr. Dilworth exercised Subsequent Options, which were due to expire on December 26, 1998, to purchase an aggregate of 5,000 shares during fiscal 1998 for a net realized value of $12,190.

         During 1998, Robert P. Dilworth, a Board member since 1991, was selected by the Board as the lead director in connection with compensation and special matters. Mr. Dilworth earned consulting fees from the Company for his services totaling $172,860. Mr. Dilworth subsequently became a Senior Vice President of the Company in December 1998 at which point he ceased to be the lead director and the consulting arrangement with Mr. Dilworth was terminated. Upon becoming a Senior Vice President of VLSI, Mr. Dilworth was granted an option to purchase 200,000 shares of the Common Stock on December 17, 1998, his actual date of hire, with an exercise price of $10.938 per share.

                      EXECUTIVE OFFICERS OF THE COMPANY

         Information concerning executive officers of the Company who are not also directors is set forth below:

         Mr. John S. Hodgson, age 54, joined the Company in May 1997 as Senior Vice President, Worldwide Sales and Technology Centers. From 1990 until joining VLSI, Mr. Hodgson was Vice President, Sales and Marketing Electronics Group of Lucent Technologies (formerly AT&T), a communications company.

         Mr. Thierry M. Laurent, age 46, who joined the Company in 1981, was elected to the position of Senior Vice President and General Manager, Communications and Embedded Products Group in December 1996. From 1995 until 1996, he held the position of Group Vice President and General Manager of the Communications Product Group. From 1992 until 1995, he was Vice President and General Manager of the Wireless Communications Product Division.

     Mr. Victor K. Lee, age 42, was elected to the position of Acting Chief Financial Officer in November 1998. He joined the Company as Vice President and Corporate Controller in August 1997. From 1989 until joining VLSI, Mr. Lee was Director of Finance at Advanced Micro Devices, a semiconductor manufacturer.

         Mr. Sunil Mehta, age 46, joined the Company in June 1997 as Vice President and Treasurer. From 1996 until joining VLSI, he was Corporate Treasurer at Maxtor Corporation, a disk drive manufacturer. From 1983 until 1996, he was International Treasurer at Amdahl Corporation, a computer manufacturer.

         Mr. Thomas C. Tokos, age 46, joined the Company in October 1998 as Vice President, General Counsel and Secretary. From 1996 until joining VLSI, Mr. Tokos was Vice President, General Counsel and Secretary of Syquest Technology, Inc., a manufacturer of computer storage devices that filed for protection from its creditors under Chapter 11 of the Bankruptcy Code in November 1998. From 1994 until
1996, he was Assistant General Counsel and Assistant Secretary at VLSI. Mr. Tokos was a partner in the corporate law firm of Keck, Mahin & Cate from 1993 to 1994.

                           SECURITY OWNERSHIP

         The following table sets forth the beneficial ownership of the Common Stock as of March 8, 1999: (i) by each director, (ii) by each executive officer, and two former executive officers, listed in the Summary Compensation Table under the heading "Executive Officer Compensation," (iii) by all current directors and executive officers as a group, and (iv) by all persons known by VLSI to be the beneficial owners of more than five percent of VLSI's outstanding Common Stock.

                                                                                    NUMBER OF          APPROXIMATE
                    NAME OF PERSON OR IDENTITY OF GROUP                               SHARES            PERCENTAGE
                    -----------------------------------                             ---------          -----------
Lazard Freres & Co. LLC (1)                                                          3,117,022             6.69%
  30 Rockefeller Plaza
  New York, New York   10020

Richard M. Beyer (2) (3)                                                                64,872             *

Pierre S. Bonelli (2)                                                                   25,000             *

Robert P. Dilworth (2)                                                                  25,000             *

John S. Hodgson                                                                            -0-             *

William G. Howard, Jr. (2)                                                              10,000             *

Thierry M. Laurent (2)                                                                 112,250             *

Victor K. Lee                                                                            1,341             *

Paul R. Low (2)                                                                         10,000             *

Douglas McBurnie (3)                                                                       -0-             *

Sunil Mehta                                                                                 95             *

Alfred J. Stein (2)                                                                  1,288,430             2.76%

Horace H. Tsiang (2)                                                                    10,000             *

All current directors and executive officers as a group
   (11 persons) (2) (4)                                                              1,484,116             3.16%


------------------------
*   Less than 1%.

(1) As reported in Schedule 13G, dated February 16, 1999, Lazard Freres & Co. LLC, a registered investment adviser, has sole power to vote or to direct the vote of 2,487,210 shares and sole power to dispose or to direct the disposition with respect to all 3,117,022 shares. Such firm's clients have the right to receive dividends and proceeds of sales of shares of Common Stock. No client is known to have an interest in shares representing more than 5% of the outstanding shares of Common Stock.

(2)  Includes 62,500, 25,000, 25,000, 10,000, 104,750, 10,000, 180,680 and 5,000
     shares exercisable within 60 days of March 8, 1999 under options held by Messrs. Beyer, Bonelli and Dilworth, Dr. Howard, Mr. Laurent, Dr. Low, and Messrs. Stein and Tsiang, respectively.

(3)  Messrs. Beyer and McBurnie are no longer officers of the Company.

(4) Includes 427,930 shares exercisable within 60 days of March 8, 1999 under options held by four Outside Directors and seven current executive officers.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 25, 1998, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with the following exceptions: (1) one transaction that should have been reported on a Form 4 for Thierry M. Laurent was reported late on a Form 5; and
(2) Douglas M. McBurnie filed a late Form 5 reporting two transactions.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at an annual meeting of the Company must be properly presented in accordance with the Company's Bylaws. In addition, stockholder proposals that such stockholders desire to have included in the Company's proxy statement for its 1999 annual meeting must have been received by the Company no later than December 7, 1998 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

         Under the Company's Bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 50 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Such deadline is referred to herein as the "Bylaw Deadline." A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (3) the class and number of shares of the Company which are beneficially owned by the stockholder; (4) any material interest of the stockholder in such business; and (5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his or her capacity as a proponent of a stockholder proposal. Notice of a proposal to the stockholders pursuant to the aforementioned Bylaw rules shall be the responsibility of the stockholder making the proposal.

         Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders' meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

         If a stockholder wishes to present a proposal at the Company's annual meeting in the year 1999 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the Bylaw Deadline for such meeting determined in accordance with the Bylaws, as described above. If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

         Securities and Exchange Commission rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 1999 annual meeting is 45 calendar days prior to the anniversary of the mailing date of the proxy statement for the 1998 annual meeting. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's year 1999 annual meeting. Because the Bylaw Deadline is not capable of being determined until the Company publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at next year's annual meeting and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

                     EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table, together with the footnotes thereto, summarizes the total compensation for fiscal year 1998 of (i) the Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company who were serving as such at December 25, 1998 and (iii) two former executive officers (collectively, the "Named Executive Officers"), as well as the total compensation paid to each Named Executive Officer for the Company's two previous fiscal years, if applicable.

                                                                                                                 ALL OTHER
                                                                                       LONG-TERM                  COMPEN-
                                                  ANNUAL COMPENSATION             COMPENSATION AWARDS             SATION
                                         ------------------------------------     -------------------            ---------
                                                                OTHER ANNUAL          SECURITIES
                                         SALARY       BONUS     COMPENSATION      UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION        YEAR  ($) (1)     ($) (2)       ($) (3)                (#)                     ($) (5)
---------------------------        ----  -------    ----------  -------------     -------------------            ---------

Alfred J. Stein                    1998  $726,922  $        0   $       0             1,450,000 (4)                $454,779
Chairman of the Board and          1997   693,232     600,000     100,331               150,000                     381,434
Chief Executive Officer            1996   643,849     452,000           0               950,000                     424,989
---------------------------------------------------------------------------------------------------------------------------
John S. Hodgson (6)                1998  $296,169  $        0   $       0               181,250 (4)                $104,873
Sr. Vice President,                1997   186,032     130,000           0               125,000                       1,925
Worldwide Sales and                1996        --          --          --                    --                          --
Technology Centers
---------------------------------------------------------------------------------------------------------------------------
Thierry M. Laurent (7)             1998  $295,392  $        0   $       0               145,000 (4)                $      0
Sr. Vice President and General     1997   252,665     130,000           0                20,000                           0
Manager, Communications            1996        --          --          --                    --                          --
Products Group
---------------------------------------------------------------------------------------------------------------------------
Victor K. Lee (8)                  1998  $184,423  $        0   $       0                55,000 (4)                $  5,447
Acting Chief Financial Officer,    1997    58,558      20,000           0                20,000                      51,014
Vice President and Corporate       1996        --          --          --                    --                          --
Controller
---------------------------------------------------------------------------------------------------------------------------
Sunil Mehta (9)                    1998  $154,616  $        0   $       0                30,000 (4)                $  5,537
Vice President and Treasurer       1997    76,404      20,000           0                20,000                      11,550
                                   1996        --          --          --                    --                          --
---------------------------------------------------------------------------------------------------------------------------
Richard M. Beyer (10)              1998  $255,778  $        0   $       0               100,000 (4)                $529,019
Former President and Chief         1997   358,089     250,000           0                25,000                       6,972
Operating Officer                  1996   106,350     150,000           0               375,000                       2,019
---------------------------------------------------------------------------------------------------------------------------
Douglas M. McBurnie (11)           1998  $251,418  $        0   $       0                15,000 (4)                $818,221
Former Sr. Vice President,         1997   102,697      75,000           0                                             1,717
Computer and Consumer              1996        --          --          --                    --                          --
Products Group
---------------------------------------------------------------------------------------------------------------------------


----------------------
(1) The amounts disclosed in this column include amounts earned in the fiscal year indicated but deferred by the Named Executive Officers pursuant to the Company's 401(k) Investment/Retirement Plan (the "401(k) Plan"), and, beginning in 1997, the Company's Non-Qualified Deferred Compensation Plan.

(2) The amounts disclosed in this column represent bonus awards made by the Company under its Executive Performance Incentive Plan.

(3) Amounts exclude perquisites if the aggregate amount of the Named Executive Officer's perquisites was less than the lesser of $50,000 or 10% of such Named Executive Officer's salary plus bonus. The amounts in the "Other Annual Compensation" column include an amount received by Mr. Stein for stock held in a former subsidiary of the Company, Compass Design Automation, Inc., upon the sale of the subsidiary in 1997.

(4) The amounts in this column for 1998, include (1) certain options granted on September 14, 1998 and October 12, 1998 pursuant to a company-wide option repricing, of which the following Named Executive Officers participated: Alfred J. Stein - 450,000 shares; John S. Hodgson - 145,000 shares; Thierry M. Laurent - 120,000 shares; Victor Lee - 30,000 shares; and Sunil Mehta - 25,000 shares and (2) options for Messrs. Beyer - 100,000 shares and McBurnie - 15,000 shares, which were subsequently canceled upon their resignations.

(5) The amounts in the "All Other Compensation" column for fiscal year 1998 include:

         (a) VLSI contributions in fiscal 1998 under VLSI's 401(k) Plan, in the following amounts: Alfred J. Stein $4,800; Victor K. Lee $4,150; Sunil Mehta $4,638; and Richard M. Beyer $1,279.

         (b) VLSI contributions in fiscal 1998 under VLSI's Non-Qualified Deferred Compensation Plan to Victor K. Lee - $650; and Douglas M. McBurnie - $589,014. For three years, Mr. McBurnie earned an additional $500,000 annually payable at the end of each year of his service with the Company.

         (c) Payment by the Company of 1998 premiums for term life insurance for the Named Executive Officers in the following amounts: Alfred
              J. Stein $26,305; John S. Hodgson $4,873; Victor K. Lee $647; Sunil Mehta $899; Richard M. Beyer $2,740; and Douglas M. McBurnie $4,196.

         (d) Payment by the Company of tax gross up payments on 1998 premiums for a split dollar life insurance policy in the amount of $14,401 for Mr. Stein, payment by the Company of retroactive tax gross up payments on premiums of $50,971 and payment by the Company of the 1998 installment of a series of ten annual payments under a management and consulting agreement between Mr. Stein and the Company in the amount of $358,302.

         (e) Payment by the Company to Richard M. Beyer of $525,000 under a severance agreement dated August 14, 1998.

         (f) Payment by the Company to John S. Hodgson of $100,000 in accordance with his employment agreement. See "Executive Officer Compensation - Additional Compensation Arrangements."

         (g) Payment by the Company to Douglas M. McBurnie of $225,010 under a severance agreement dated October 21, 1998.

(6)      Mr. Hodgson joined the Company in May 1997.

(7)      Mr. Laurent became an executive officer in August 1997.

(8) Mr. Lee joined the Company in August 1997 and received a $50,000 sign-on bonus.

(9) Mr. Mehta joined the Company in June 1997 and received a $10,000 sign-on bonus.

(10)     Mr. Beyer resigned from VLSI effective September 11, 1998.

(11)     Mr. McBurnie resigned from VLSI on October 21, 1998.


CHANGE-IN-CONTROL AGREEMENTS

         VLSI is a party to agreements with certain of its officers to help ensure management continuity, which agreements are designed to ensure the officers' continued services to VLSI in the event of a change in control. Under the agreements, benefits are payable only if the officer's employment is terminated by VLSI under certain circumstances within two years following a change in control of VLSI, or if the officer is constructively discharged during that period. For purposes of the agreements, a change in control of VLSI is deemed to have occurred in the event of (1) VLSI stockholder approval of (i) a merger or consolidation of VLSI with any other corporation, other than a merger or consolidation upon which the voting securities of VLSI outstanding immediately before such merger or consolidation continue to represent at least 50% of the voting power of VLSI or such surviving entity immediately afterwards, (ii) a plan of liquidation or dissolution of VLSI, or
(iii) the sale, lease or exchange of more than 50% of VLSI's assets; (2) acquisition by any person or entity of beneficial ownership of 25% or more of the combined voting power of VLSI's then outstanding securities; or (3) a change of the majority of the Incumbent Directors (as defined therein) within a three-year period.

         If, within two years after a change in control, an officer's employment is terminated by VLSI without cause or the officer resigns for good reason, the officer will receive: (1) a severance benefit based on a multiple of his or her current annual base salary and the greater of (i) his or her most recent annual bonus or (ii) his or her projected annual bonus for the fiscal year in which the termination or resignation of employment occurs and (2) continued welfare benefits for the two years following the officer's termination, on the same terms and conditions in effect prior to such officer's termination or resignation. In addition, the agreements provide that VLSI will take all actions necessary to amend all of the officer's stock option agreements to provided for full vesting of stock options upon a change in control and to permit the officer to exercise his stock options for a certain period following his termination of service. VLSI has also agreed to pay the officer the amount of any excise tax on the payment of any of the above benefits which constitute an "excess parachute payment" under Section 4999 of the Internal Revenue Code of 1986. As of March 8, 1999, change-in-control agreements had been entered into with the following Named Executive Officers: Thierry M. Laurent and John S. Hodgson. Under their agreements, Messrs. Laurent and Hodgson are to receive two times their annual salaries and annual bonuses.

STOCK OPTIONS

         The following table presents information with respect to options to purchase Common Stock granted during fiscal 1998 to the Named Executive Officers. No stock appreciation rights ("SARs") have been granted by the Company.

                                           OPTION GRANTS IN LAST FISCAL YEAR
                                           ---------------------------------
                                            INDIVIDUAL GRANTS (1)
                           ------------------------------------------------------
                            NUMBER OF     % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                            SECURITIES     OPTIONS                                        ASSUMED ANNUAL RATES OF
                            UNDERLYING    GRANTED TO                                     STOCK PRICE APPRECIATION
                             OPTIONS      EMPLOYEES       EXERCISE                          FOR OPTION TERM (2)
                             GRANTED      IN FISCAL         PRICE       EXPIRATION   ----------------------------------
NAME                         (#) (3)       YEAR (4)        ($/SH)          DATE          5% ($)           10% ($)
----                         ------        --------        ------          ----          ------           -------
Alfred J. Stein               300,000         2.2             7.50       10/08/06    $1,084,956.55     $ 2,603,395.80
                            1,000,000         1.1            7.031       09/17/08     4,421,758.12      11,205,603.24
                              150,000         7.3            7.375       04/14/07       568,883.43       1,381,812.09
                           -----------      -----
                            1,450,000        10.6

John S. Hodgson               125,000         0.9             7.50       04/21/07      $488,761.79     $ 1,190,386.06
                               20,000        0.15             7.50       03/17/08        88,525.45         221,197.70
                               36,250        0.27             7.50       09/14/08       170,980.73         433,298.73
                           -----------      ------
                              181,250        1.32

Thierry M. Laurent             75,000        0.55             7.50       10/08/06      $271,239.14    $    650,848.95
                               20,000        0.15             7.50       04/14/07        77,988.46         189,840.02
                               25,000        0.18             7.50       03/17/08       110,656.82         276,497.13
                               25,000        0.18             7.50       09/14/08       117,917.74         298,826.71
                           -----------      ------
                              145,000        1.06

Victor K. Lee                  20,000        0.15             7.50       08/21/07      $ 81,953.90    $    201,482.51
                               10,000        0.07             7.50       03/17/08        44,272.29         110,627.94
                               25,000        0.18             7.50       09/14/08       117,917.74         298,826.71
                           -----------      ------
                               55,000        0.40

Sunil Mehta                    20,000        0.15             7.50       07/10/07      $ 80,655.31    $    197,648.79
                                5,000        0.04             7.50       03/17/08        22,131.36          55,299.43
                                5,000        0.04             7.50       09/14/08        23,583.55          59,765.34
                           ----------       ------
                               30,000        0.23

Richard M. Beyer              100,000(5)     0.73           17.563       03/17/08    $1,104,527.63     $ 2,799,089.88

Douglas M. McBurnie            15,000(6)     0.11           17.563       03/17/08      $164,147.98    $    417,425.37


-------------------
(1) All options to purchase Common Stock granted in 1998 to the Named Executive Officers have ten-year terms and become exercisable in annual 25% increments, commencing on the first anniversary of the original grant date, with full exercisability occurring on the fourth anniversary date. Also includes options granted in the repricing (see footnote (3) below). The per share exercise price is equal to the fair market value of the Common Stock on the Nasdaq National Market on the date of the grant. The options were granted under the Company's 1992 Stock Plan (the "1992 Plan"), which is currently administered by the Compensation Committee. Such committee has broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto. The 1992 Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a change in control, as defined in the 1992 Plan. Under the 1992 Plan, a change of control is deemed to have occurred in the event of (1) VLSI stockholder approval of (i) a merger or consolidation of VLSI with any other corporation, other than a merger or consolidation upon which the voting securities of VLSI outstanding immediately before such merger or consolidation continue to represent at least 50% of the voting power of VLSI or such surviving entity immediately afterwards or (ii) the sale or disposition of all or substantially all of VLSI's assets;
     (2) acquisition by any person or entity of beneficial ownership of 50% or more of the combined voting power of VLSI's then outstanding securities; or (3) a change of the majority of the Incumbent Directors
     (as defined therein).

(2) For the Named Executive Officers, the potential realizable value is calculated starting with the fair market value on the date of grant and assuming that the Common Stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential realizable value listed for the Named Executive Officers is net of the option exercise price. The assumed rates of appreciation are specified in Securities and Exchange Commission rules and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, resulting from stock option exercises are dependent on the future performance of the Common Stock and the option holders' continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Represents options granted in connection with a company-wide option repricing on September 14, 1998 and October 12, 1998, except for the grant of an option to purchase 1,000,000 shares to Mr. Stein and the grants to Messrs. Beyer and McBurnie. Options to purchase an equal number of shares were canceled.

(4) Based on options to purchase a total of 13,635,380 shares granted to all employees during fiscal 1998.

(5) These options were subsequently canceled upon Mr. Beyer's resignation from the Company in September 1998.

(6) These options were subsequently canceled upon Mr. McBurnie's resignation from the Company in October 1998.

         The number of shares of the Company's stock issued upon exercise of options and the value realized from any such exercise during the fiscal year ended December 25, 1998 and the number of exercisable and unexercisable options held and their value at December 25, 1998 for the Named Executive Officers of the Company are set forth in the following table.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                   OPTIONS AT FY-END (#)    OPTIONS AT FY-END ($) (2)
                            SHARES ACQUIRED         VALUE       -------------------------  -------------------------
                             ON EXERCISE #    REALIZED ($) (1)
NAME                         -------------    ----------------  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
----                                                            -------------------------  --------------------------
Alfred J. Stein                      0                   0         627,501/1,812,499             1,058,125/5,784,625

John S. Hodgson                      0                   0                 0/181,250                       0/657,031

Thierry M. Laurent                   0                   0            94,500/182,500                 220,688/530,313

Victor K. Lee                        0                   0                  0/55,000                       0/199,375

Sunil Mehta                          0                   0                  0/30,000                       0/108,750

Richard M. Beyer                     0                   0                  62,500/0                             0/0

Douglas M. McBurnie                  0                   0                       0/0                             0/0


---------------------
(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Market value of underlying securities at fiscal year end (for in-the-money options only) minus the exercise price.

LONG TERM INCENTIVE PROGRAM

         On October 8, 1996, the Company adopted a Long Term Incentive Program (the "LTIP") for key employees. Under the LTIP, the employees are granted stock options under the Company's 1992 Stock Plan at fair market value. Options granted vest 50% on the fifth anniversary of the date of the grant and 50% on the sixth anniversary of the date of the grant. Early vesting occurs if the stock price reaches certain price levels and remains at that level for at least 20 consecutive trading days. Upon meeting each of the three price levels, 1/6 of the granted options vest immediately upon meeting the applicable price level and 1/6 vest 120 days after the applicable price level is met. Options were granted under the LTIP to the following Named Executive Officers in previous years at a price level of $10.00 over the fair market value of the underlying stock at the date of grant, $20.00 over the fair market value of the underlying stock at the date of grant and $30.00 over the fair market value of the underlying stock at the date of grant:
Alfred J. Stein - 300,000 shares, Richard M. Beyer - 125,000 and Thierry M. Laurent - 75,000.

         In 1998, the Company allowed employees to reprice certain options held under the LTIP. The terms of the repriced options (the "New Options") are as follows: (1) all such New Options have no accelerating trigger events and full vesting occurs on the fourth year of such grant; (2) vesting of the New Options shall be twenty-five percent per year with any previously vested portion to remain vested; (3) all such New Options shall be subject to a nine-month blackout period in which such options may not be exercised except in the event of involuntary termination due to a reduction in force or employee's death or disability; and (4) the exercise price of such New Options was $7.50 per share, the closing price of the Common Stock on September 14, 1998. As of the end of fiscal 1998, 50% of the options held by Messrs. Stein and Laurent were vested with 25% to vest in each of 1999 and 2000.

EMPLOYMENT AGREEMENTS


         During July and August of 1998, VLSI entered into two Employment Agreements (the "Employment Agreements") with Alfred J. Stein pursuant to which Mr. Stein will serve as VLSI's Chief Executive Officer and/or Chairman of the Board for a five year term beginning in August 1998. Under the Employment Agreements, Mr. Stein receives an annual salary of $700,000, a bonus of 100% of his annual salary if VLSI's performance meets or exceeds selected performance targets, a $1,000,000 split-dollar life insurance policy with Mr. Stein as the insured, and 10 annual payments equal to the premium necessary to endow a single life insurance policy with a level death benefit of $5 million. In the event of Mr. Stein's voluntary or involuntary termination (including death or disability, mental or physical) other than for cause, he will receive (i) a lump sum payment equal to three years' compensation, defined as annual base pay plus an annual bonus, or, if greater, at his election, 60% of his highest annual base pay annually for his life, (ii) full vesting of outstanding stock options which shall be exercisable for twelve months following such termination and (iii) a bonus, pro rated for the amount he would have been paid if the termination had not occurred. In addition, Mr. Stein will be eligible to receive welfare benefits, as in effect at the date of termination, for his life and that of his spouse, at a cost to VLSI not to exceed $25,000 per year. Upon a change of control while Mr. Stein is employed by VLSI, Mr. Stein will receive (i) a lump sum payment equal to three years' compensation, defined as annual base pay plus an annual bonus, (ii) full vesting of all stock options which shall be exercisable for up to three months following his termination and (iii) entitlement to purchase his current outstanding options with a full recourse promissory note. Upon Mr. Stein's voluntary termination for good reason or involuntary termination, without cause, within two years of a change in control, Mr. Stein will also receive (i) welfare benefits, as in effect at the date of termination, for his life and that of his spouse, at a cost to VLSI not to exceed $25,000 per year, and for the three-year period following such termination, reimbursement for any income tax liability resulting from the receipt of such welfare benefits, and (ii) office and secretarial support until Mr. Stein obtains full-time employment or consulting work. In addition, if any payment (a "Payment") by VLSI to or for the benefit of Mr. Stein (whether paid or payable under the Employment Agreements or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any comparable federal, state, or local excise tax, then Mr. Stein will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after the payment of all taxes on the Payment and on the Gross-Up Payment, Mr. Stein will retain an amount equal to the Payment minus all applicable income and employment taxes on the Payment.

         VLSI will establish a non-discretionary supplemental retirement arrangement whereby, in 2003, Mr. Stein will receive a lump sum cash payment. On December 31 of each year of continued service with VLSI, the supplemental retirement benefit shall increase by an amount equal to 55% of Mr. Stein's annual base salary as in effect on the relevant date until December 31, 2002. In the event of Mr. Stein's involuntary termination, other than for cause, or voluntary termination, Mr. Stein shall receive 165% of his annual base salary in addition to any other benefits he may otherwise be entitled to receive. Mr. Stein will also receive up to $50,000 each year through August 2003 for expenses he incurs for estate, tax and financial planning or attorney's fees.

         In August of 1998, VLSI entered into a Supplemental Employment Agreement with Mr. Stein which provides that in addition to the compensation and benefits described above, VLSI will provide the following benefits to Mr.
Stein: (1) installation of a home security system in each of the residences owned or acquired by Mr. Stein during his employment term or within three years thereafter (but not later than August, 2004), and the payment of periodic service fees for such systems, (2) the purchase of a new car in 1998 and, if the Employment Agreements are still in effect, in 2001, (3) the provision of a driver/security guard for Mr. Stein's use, and (4) during the term of the August, 1998 Employment Agreement, the payment for a country club membership and the monthly dues for such membership.

         For purposes of Mr. Stein's Employment Agreements, a change of control is deemed to have occurred in the event of (1) VLSI stockholder approval of (i) a merger or consolidation of VLSI with any other corporation, other than a merger or consolidation upon which the voting securities of VLSI outstanding immediately before such merger or consolidation continue to represent at least 50% of the voting power of VLSI or such surviving entity immediately afterwards, (ii) a plan of liquidation or dissolution, or (iii) the sale, lease or exchange of more than 50% of VLSI's assets; (2) acquisition by any person or entity of beneficial ownership of 25% or more of the combined voting power of VLSI's then outstanding securities; or (3) a change of the majority of the Incumbent Directors (as defined therein) within a three-year period.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

         In June 1997, the Company established a supplemental retirement plan for the benefit of a select group of management and highly compensated employees of the Company. Under the Non-Qualified Deferred Compensation Plan, eligible employees, including officers and directors, may elect to defer up to 100% of their salary, commissions or bonuses. Participants who terminate with less than five years of service, for reasons other than disability or death, or with a distributable amount less than or equal to $20,000, receive a single lump sum payment upon termination. In all other cases, a participant may elect various methods of payment, including lump sum, quarterly, annual or percentage installments over a period ranging up to 15 years provided the election is made more than one year prior to termination. Subject to Internal Revenue Service limits, the Company may, at its discretion, elect to match the deferred amount to the lesser of fifty percent of the compensation deferred under both the Non-Qualified Deferred Compensation Plan and VLSI's 401(k) plan or three percent of a participant's compensation for a Plan Year reduced by any matching contributions by VLSI pursuant to the 401(k) plan. During 1998, the following matching payments were made: one payment in the amount of $650 was made to Victor K. Lee; and two payments were made to Douglas M. McBurnie, one in the amount of $500,000 and another in the amount of $59,014.

ADDITIONAL COMPENSATION ARRANGEMENTS

         John S. Hodgson joined the Company in May 1997 as Senior Vice President, Worldwide Sales and Technology Centers. At that time, it was agreed that Mr. Hodgson would be paid a bonus in the amount of $100,000 on the date of completion of his first year of service. If Mr. Hodgson leaves after one year of service but before completing two years of service, he must repay the Company $50,000.

SEVERANCE AGREEMENTS

         On August 14, 1998, the Company and Richard M. Beyer, the Company's former President and Chief Operating Officer, entered into an agreement, whereby Mr. Beyer terminated his employment with VLSI effective September 11, 1998 and was paid the sum of $525,000, less applicable deductions. Mr. Beyer held 500,000 options when he resigned, of which 327,084 unvested options were canceled upon his termination from the Company, and the exercise period for 62,500 vested stock options, previously granted to Mr. Beyer, was extended until September 11, 1999.

         On October 21, 1998, the Company and Douglas M. McBurnie, the Company's former Senior Vice President, Computer and Consumer Products Group, entered into an agreement, whereby Mr. McBurnie terminated his employment with the Company and was paid nine months' salary amounting to $225,010.53, less applicable deductions. Mr. McBurnie was also paid the sum of $89,014 as a bonus payable in connection with an existing employment agreement between Mr. McBurnie and VLSI to be paid into his existing deferred compensation account.

                           CERTAIN LITIGATION

     On March 5, 1999, KPE Acquisition Inc. ("KPE") filed a complaint against VLSI in the Delaware Court of Chancery styled KPE ACQUISITION INC. V. VLSI TECHNOLOGY, INC., C.A. No. 16992. KPE seeks an order from the Court (i) declaring that VLSI's refusal to redeem VLSI's rights plan in response to the Philips Offer, declare the Philips Offer to be a "Permitted Offer" within the meaning of VLSI's rights plan, or otherwise render the rights plan inapplicable to the Philips Offer constitutes a breach of the VLSI directors' fiduciary duties to VLSI's stockholders; (ii) compelling the VLSI directors to declare the Philips Offer to be a "Permitted Offer" within the meaning of VLSI's rights plan, redeem the rights, or otherwise render the rights plan inapplicable to the Philips Offer; (iii) declaring that the continuing director provision in VLSI's rights plan is invalid under Delaware law; and (iv) granting such other and further relief as the Court deems just and proper.

     From March 3, 1999 through March 8, 1999, six purported class action lawsuits were filed by alleged stockholders of VLSI against VLSI and the Board in the Delaware Court of Chancery, styled MICHAEL BERNSTEIN V. VLSI TECHNOLOGY, INC., ET AL., C.A. No. 16988; FELICIA BERNSTEIN V. VLSI TECHNOLOGY, INC., ET AL., C.A. No. 16989; CHARLES MILLER V. VLSI TECHNOLOGY, INC., ET AL., C.A. No. 16993; RUTH ELLEN MILLER V. RICHARD M. BEYER, ET AL., C.A. No. 16994; DAVID OLEN V. RICHARD M. BEYER, ET AL., C.A. No. 16986; and MISHEL S. TEHRANI V. RICHARD M. BEYER, ET AL., C.A. No. 16998. The class actions set forth substantially similar allegations of purported misconduct by the Board by allegedly failing to promptly negotiate with Philips, thereby failing to maximize stockholder value and depriving the VLSI stockholders of an opportunity to obtain a substantial premium for their shares. The stockholder plaintiffs seek an order from the Court (i) declaring the actions to be class actions; (ii) compelling the Board to carry out its fiduciary duties to the VLSI stockholders; (iii) enjoining the Board from abusing the corporate machinery to entrench itself in office; (iv) ordering the VLSI directors to take steps to facilitate a premium acquisition of VLSI; (v) requiring the VLSI directors to account for all damages suffered by VLSI's stockholders; (vi) awarding the plaintiffs attorneys' fees and costs; and
(vii) granting such other relief as may be just and proper.

         On March 9, 1999, a seventh purported class action lawsuit was filed by alleged stockholders of VLSI against VLSI, its directors, and certain of its officers in the Delaware Court of Chancery styled LILLIE BARENHOLTZ ET AL. V. RICHARD BEYER, ET AL., C.A. No. 17010. In addition to reciting allegations substantially similar to the six previously filed purported class actions, the BARENHOLTZ complaint alleges that the VLSI directors breached their fiduciary duties by lowering the trigger for VLSI's rights plan from 20% to 10%. The BARENHOLTZ complaint seeks an order (i) declaring the action to be a proper class action; (ii) compelling the VLSI directors to carry out their fiduciary duties to VLSI's stockholders; (iii) enjoining the implementation of VLSI's rights plan unless deployed in a way that will maximize stockholder value; (iv) awarding the plaintiffs attorneys' fees and costs; and (v) granting such other and further relief as may be just and proper.

                   SOLICITATION OF CONSENT REVOCATIONS

         Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. Solicitation of consent revocations may be made by directors, officers and regular employees of the Company for which they will receive no additional compensation.

         In addition, the Company has retained MacKenzie Partners to assist in the solicitation of the consent revocations, for which MacKenzie Partners will receive reasonable and customary compensation and will be reimbursed for its reasonable out-of-pocket expenses. The Company has also agreed to indemnify MacKenzie Partners for certain liabilities in connection with this solicitation. Approximately ___ persons will be employed by MacKenzie Partners to solicit stockholders.

         Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of shares of the Common Stock. The Company will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

         The entire cost of soliciting the consent revocations (including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees) will be borne by the Company. The Company estimates that total expenditures relating to the Board's solicitation of the consent revocations will be approximately $_____. Approximately $______ has been expended by the Company to date.

                      ABSENCE OF DISSENTERS' RIGHTS

         Pursuant to the Delaware General Corporation Law, the stockholders of the Company are not entitled to dissenters' rights in connection with the Philips Proposals.

                     PARTICIPANTS IN THE SOLICITATION

         Under applicable regulations of the Securities and Exchange Commission, each member of the Board, certain executive officers and other employees of VLSI and certain other persons may be deemed to be a "participant" in VLSI's solicitation of revocations of consent. The principal occupations and business addresses of each participant are set forth in Schedule A. Information about the present ownership by directors and certain executive officers of VLSI of VLSI's securities is provided in this Consent Revocation Statement, and the present ownership of VLSI's securities by other participants is listed on Schedule A.

                                  SCHEDULE A

     INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS AND
         EMPLOYEES OF VLSI AND OTHER PARTICIPANTS WHO MAY ALSO SOLICIT
                           REVOCATIONS OF CONSENTS

         The following tables set forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and certain executive officers and employees of VLSI and other representatives of VLSI who may also solicit revocations of consents from stockholders of VLSI. Unless otherwise indicated, the principal occupation refers to such person's position with VLSI and the business address is VLSI Technology, Inc., 1151 McKay Drive, San Jose, California 95131.

DIRECTORS

         The principal occupations of the Company's directors who are deemed participants in the solicitation are set forth on pages 6 and 7 of this Consent Revocation Statement. The name, business and address of the other participants' organization of employment are as follows:

Name                                Principal Business Address
----                                --------------------------
Pierre S. Bonnelli                  Sema Group
                                    16-18, rue Barbes
                                    92126 Montrouge, France

William G. Howard, Jr.              10642 E. San Salvador Dr.
                                    Scottsdale, AZ 85258

Paul R. Low                         P.R.L. Associates
                                    11 Birchwood Drive
                                    Greenwich, CT 06831

Horace H. Tsiang                    First International Computer, Inc.
                                    118 Nan-Lin Road
                                    Taishan Hsiang 24306
                                    Taipei Hsien, Taiwan ROC

Robert P. Dilworth                  VLSI Technology, Inc.
                                    1109 McKay Drive
                                    San Jose, CA 95131


EXECUTIVE OFFICERS, MANAGEMENT AND OTHER EMPLOYEES

         The principal occupations of certain of the Company's executive officers and certain other members of management who are deemed participants in the solicitation are set forth below. The principal business address of each of such persons is that of the Company.

Name                                Principal Occupation
----                                --------------------
Alfred J. Stein                     Chairman of the Board and Chief Executive Officer of the Company

Victor K. Lee                       Acting Chief Financial Officer, Vice President and Corporate Controller of the
                                    Company


                                  A-1



Thomas Tokos                        Vice President, General Counsel and Secretary of the Company

Lisa Ewbank                         Director, Investor Relations of the Company


INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

         None of the participants owns any of the Company's securities of record but not beneficially. The number of shares of Common Stock held by directors and certain executive officers is set forth on page 10 of this Consent Revocation Statement. Thomas Tokos beneficially owns 2,000 shares of the Common Stock. Lisa Ewbank does not beneficially own any shares of the Common Stock.


INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

         The following table sets forth purchases and sales of VLSI's Common Stock by the participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.

                                                              Number of Shares
Name                                Transaction Date          Acquired or (Sold)        Footnote
----                                ----------------          ------------------        --------
Robert P. Dilworth                  12/10/98                  5,000                     (1)
                                    12/10/98                  (5,000)                   (2)
                                    05/23/97                  5,000                     (1)
                                    05/23/97                  (5,000)                   (2)

Horace H. Tsiang                    11/24/98                  1,000                     (1)
                                    11/24/98                  (1,000)                   (2)
                                    11/24/98                  4,000                     (1)
                                    11/24/98                  (4,000)                   (2)
                                    07/21/97                  10,000                    (1)
                                    07/21/97                  (10,000)                  (2)
                                    07/21/97                  5,000                     (1)

Alfred J. Stein                     02/22/99                  75,000                    (1)
                                    02/22/99                  247,648                   (1)
                                    02/22/99                  59,173                    (1)
                                    02/19/99                  150,000                   (1)
                                    02/19/99                  75,000                    (1)
                                    02/19/99                  40,000                    (1)
                                    10/30/98                  182                       (3)
                                    04/30/98                  2,058                     (3)
                                    10/31/97                  923                       (3)
                                    08/27/97                  10,000                    (1)
                                    08/27/97                  (10,000)                  (2)
                                    08/27/97                  5,000                     (1)
                                    08/27/97                  (5,000)                   (2)
                                    08/27/97                  10,000                    (1)
                                    08/27/97                  (10,000)                  (2)
                                    08/27/97                  25,000                    (1)
                                    08/27/97                  (25,000)                  (2)
                                    08/25/97                  25,000                    (1)
                                    08/25/97                  (25,000)                  (2)



                                       A-2


                                    08/25/97                  13,000                    (1)
                                    08/25/97                  (13,000)                  (2)
                                    08/25/97                  10,000                    (1)
                                    08/25/97                  (10,000)                  (2)
                                    08/25/97                  2,000                     (1)
                                    08/25/97                  (2,000)                   (2)
                                    04/30/97                  500                       (3)

Victor K. Lee                       10/30/98                  743                       (3)
                                    04/30/98                  598                       (3)


-----------------------------------
(1)  Exercise of stock option.
(2)  Open market sale following exercise of stock option.
(3)  Participant-directed transaction in ongoing acquisition plan.

MORGAN STANLEY & CO. INC. AND HAMBRECHT & QUIST

         Certain employees of Morgan Stanley & Co. Inc. ("Morgan Stanley") and Hambrecht & Quist may also assist in the solicitation of proxies, including by communicating in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of VLSI. Neither Morgan Stanley nor Hambrecht & Quist will receive any separate fee for its solicitation activities. Morgan Stanley and Hambrecht & Quist are investment banking firms that provide a full range of financial services for institutional and individual clients. Although neither Morgan Stanley nor Hambrecht & Quist admit that they or any of their respective directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Exchange Act, or that such Schedule 14A requires the disclosure of certain information concerning Morgan Stanley and Hambrecht & Quist, each of Morgan Stanley and Hambrecht & Quist may assist VLSI in such a solicitation. In the normal course of business, each of Morgan Stanley and Hambrecht & Quist may trade securities of VLSI for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. As of March 15, 1999, Morgan Stanley held a net long position of 45,951 shares of VLSI Common Stock. As of March 15, 1999, Hambrecht & Quist held no shares of VLSI Common Stock. In addition, in the normal course of business, Morgan Stanley and Hambrecht & Quist may finance their respective securities positions by bank and other borrowings and repurchase and securities borrowing transactions.

         Information with respect to the employees of Morgan Stanley who may be deemed "participants" is set forth below. None of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving the Common Stock during the past two years. The principal business address of Morgan Stanley and each of the persons listed below is 2725 Sand Hill Road, Building C - Suite 200, Menlo Park, California 94025.

Name                                Principal Occupation
----                                --------------------
Charles Cory                        Managing Director

John Marren                         Managing Director

Mark Menell                         Principal

Timothy Sullivan                    Principal

Mark Waissar                        Associate


         Information with respect to the employees of Hambrecht & Quist who may be deemed "participants" is set forth below. None of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving the Common Stock during the past two years. The principal business address of Hambrecht & Quist and each of the persons listed below is One Bush Street, San Francisco, California 94104.

Name                                Principal Occupation
----                                --------------------
Dan Case                            Chief Executive Officer

Paul Cleveland                      Managing Director, Mergers & Acquisitions

Kenneth Hao                         Managing Director

Glover Lawrence                     Vice President

Denise Curd                         Analyst

         VLSI has retained Morgan Stanley and Hambrecht & Quist to act as its financial advisors with respect to the Philips Offer. VLSI will pay customary fees to Morgan Stanley. The letter agreement between Hambrecht & Quist and VLSI dated May 11, 1998 provides for the payment to Hambrecht & Quist of
(1) $500,000 on the delivery of a fairness opinion and (2) 0.55% of the aggregate consideration received upon the consummation of the sale of the Company, less any fees previously paid. In addition, VLSI has agreed to reimburse Morgan Stanley and Hambrecht & Quist for their respective out-of-pocket expenses, including fees and expenses of their respective legal counsel. VLSI has also agreed to indemnify Morgan Stanley and Hambrecht & Quist and certain related persons against certain liabilities incurred in connection with their respective performances under the engagement letters.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

         Except as described in this Schedule A or in the Consent Revocation Statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (1) directly or indirectly beneficially own any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (2) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer and director. Furthermore, except as described in this Schedule A or in the Consent Revocation Statement, no Participant Affiliate is either a party to any transaction or series of transactions since January 1, 1998, or has knowledge of any currently proposed transaction or series of transactions, (1) to which the Company or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $60,000, and (3) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

         Except for the employment agreements described in the Consent Revocation Statement, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Schedule A or in the Consent Revocation Statement, there are no contracts, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to the Company's securities.

                        [FORM OF CONSENT REVOCATION CARD]

         PRELIMINARY COPY -- SUBJECT TO COMPLETION, DATED MARCH ___, 1999

                          BLUE CONSENT REVOCATION CARD


THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
  VLSI TECHNOLOGY, INC. IN OPPOSITION TO THE PHILIPS' CONSENT SOLICITATION.

Revocation of any and all consents heretofore executed with respect to the matters set forth herein, as described in the statement enclosed herewith.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A "REVOKE CONSENT" ON EACH
                        PROPOSAL SET FORTH BELOW.

YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE INDICATE YOUR OPPOSITION TO THE PHILIPS PROPOSALS BY MARKING, SIGNING, DATING AND MAILING THIS CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF NOT OTHERWISE MARKED, THIS REVOCATION OF CONSENT REVOKES ALL PREVIOUS CONSENTS.

1.       The removal of each of the following current directors of the Company:
         Pierre S. Bonelli, Robert P. Dilworth, William G. Howard, Jr., Paul R. Low, Alfred J. Stein and Horace H. Tsiang, and any other person or persons who may be members of the Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal No. 4 below).

         / / REVOKE CONSENT       / / DO NOT REVOKE CONSENT         / / ABSTAIN

2. The amendment of Section 3.13 of the VLSI Bylaws to provide for the filling of vacancies resulting from the removal of directors pursuant to Section 3.13 (for complete text of the amendment see VLSI's Consent Revocation Statement).

         / / REVOKE CONSENT       / / DO NOT REVOKE CONSENT         / / ABSTAIN

3. The amendment of Section 3.2 of the VLSI Bylaws to fix the number of directors of VLSI at three (for complete text of the amendment see VLSI's Consent Revocation Statement).

         / / REVOKE CONSENT       / / DO NOT REVOKE CONSENT         / / ABSTAIN

4. The election of each of John T. Losier and Barry Singer (together, the "Nominees") as directors of VLSI to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

         / / REVOKE CONSENT       / / DO NOT REVOKE CONSENT         / / ABSTAIN

5. The repeal of each amendment of the Bylaws adopted subsequent to March 12, 1996 and at or prior to the time the Proposals become effective (other than (i) the amendments adopted on March 7, 1999 and (ii) the amendments adopted as a result of the adoption of Proposal Nos. 2 and 3 above).

         / / REVOKE CONSENT       / / DO NOT REVOKE CONSENT         / / ABSTAIN

               (continued and to be dated and signed on reverse side)

INSTRUCTION:               TO REVOKE CONSENT, WITHHOLD REVOCATION OF CONSENT OR
                           ABSTAIN FROM REVOKING THE CONSENT FOR THE ELECTION OF
                           ALL THE PERSONS NAMED ON THE REVERSE, CHECK THE
                           APPROPRIATE BOX ON THE REVERSE. IF YOU WISH TO REVOKE
                           THE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS
                           NAMED ON THE REVERSE, BUT NOT ALL OF THEM, CHECK THE
                           "REVOKE CONSENT" BOX ON THE REVERSE AND WRITE THE
                           NAME OF EACH SUCH PERSON AS TO WHOM YOU DO NOT WISH
                           TO REVOKE CONSENT IN THE FOLLOWING SPACE:
                           -----------------------------------------------------


IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ON THE REVERSE, THE UNDERSIGNED HEREBY REVOKES CONSENT TO EACH ACTION LISTED ON THE REVERSE.

Each of Proposal Nos. 2-5 is conditioned upon the approval of Proposal No. 1. Proposal No. 1 is conditioned upon at least one of the Nominees listed in Proposal No. 4 being elected as a member of the Board.

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

Dated:
      ----------------------------------

----------------------------------------
               Signature

----------------------------------------
       Signature, if held jointly

----------------------------------------
           Title of Authority


IN ORDER FOR YOUR REVOCATION OF CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL YOUR REVOCATION OF CONSENT PROMPTLY IN THE ENCLOSED
                         POSTAGE-PAID ENVELOPE.